Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Brilliant Earth Group, Inc.
San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-259736) of Brilliant Earth Group, Inc. of our report dated March 22, 2022, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Denver, Colorado
March 22, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (11/20)